The GABELLI Westwood SmallCap Funds
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and All requirements of the affiliated Underwriting Procedures of the Fund. A folder documenting such compliance for each transaction
Is available for inspection by Board Members.

Trade Date	2/23/98

Issue	       	Amersco, Inc.

Shares		2,800

Price		$30

Amount		$84,000

Spread
Amount		1.440

Spread %	4.80%

Fund's %
of issue		0.06%

% of issue for
all Westwood
 Funds 		 0.92%

Broker		Southwest Securities

Issues within
90 Days		3

Reason		(1),(2)


The purchases listed above meet the following requirements of 10f-3
      ...Part of an issue registered under the Securities Act of 1933. ...Purchased at not more than the offering price.
      ...Offered pursuant to a firm commitment  underwriting.
      ...The issuer has been in continuous operation for at least 3 years. All other requirement s are presented in the table above.
Reason Key

(1) Does not exceed 125% of the mean offering spread of  3
'comparable issues underwritten in the last 90 days.
(2)  Does not exceed 110% of the underwriting spread of  3
       'comparable issues underwritten in the last 90 days.
'ie: If 3 comparable issues are not available within 90 days a one year
       'window is used